UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2005
UCBH Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24947	94-3072450

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Montgomery Street San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 315-2800
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☒      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT 99.1

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     UCBH Holdings, Inc., a Delaware corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended (“UCBH”), and Great Eastern Bank, a New York state-chartered banking corporation (“GEB”), entered into an Agreement and Plan of Merger dated as of October 13, 2005 (the “Merger Agreement”). UCBH is the holding company of United Commercial Bank, a California state-chartered bank (“UCB”).
     Pursuant to the Merger Agreement, GEB will merge with and into UCB, with UCB as the surviving corporation in such merger (the “Merger”), for a total consideration of approximately $103.6 million, comprised of approximately $51.8 million in cash and the issuance of 2,936,013 shares of UCBH common stock valued at approximately $51.8 million (based on an average price prior to announcement of $17.66 per share), and subject to certain adjustments detailed in the definitive agreement. Under certain circumstances, the total consideration may be adjusted based upon the appraised value of certain GEB assets and the number of shares of UCBH common stock may be adjusted in the event of a substantial change in the market value of UCBH common stock.
     In the Merger, the holders of GEB capital stock can elect whether to receive shares of UCBH common stock, cash, or both. Specifically, in accordance with the terms of the Merger Agreement, upon consummation of the Merger, each of the outstanding shares of GEB’s capital stock, par value $5.00, will be converted into, at the election of the holder thereof, (i) that number of shares of UCBH common stock, par value $0.01, at the Exchange Ratio (as defined below), (ii) an amount in cash, without interest, equal to the Deal Value Per Share (as defined below), or (iii) a combination of such shares and cash having a value equal to the Deal Value Per Share; provided, however, that in no event shall the amount of cash consideration paid by UCBH in the Merger (including for fractional shares and dissenting shares) exceed fifty-five percent (55%) of the total value of the consideration to be paid by UCBH to the holders of GEB capital stock. No fractional shares of UCBH common stock will be issued to holders of GEB capital stock. In lieu thereof, each such holder otherwise entitled to a fraction of a share of UCBH common stock will be entitled to receive an amount of cash equal to the product of the Per Share Cash Consideration (as defined below) multiplied by the fraction of a share of UCBH common stock to which such holder otherwise would be entitled, rounded to the nearest penny.
     As used in the foregoing paragraph, the following terms have the definitions set forth below:
•	“Aggregate Closing Transaction Value” means the amount, in U.S. dollars, equal to the sum of (a) the product of (i) 2,936,013, multiplied by (ii) the Average Closing Price, plus (b) 51,849,990, subject to possible adjustment as described above.

•	“Average Closing Price” means the average of the daily closing price of a share of UCBH Common Stock as reported on the Nasdaq National Market during the ten (10) consecutive trading days preceding the fifth (5th) business day prior to the consummation of the Merger.

•	“Deal Value Per Share” means the amount, in U.S. dollars, obtained by dividing (a) the Aggregate Closing Transaction Value, by (b) 1,728,333, rounded to the nearest whole cent.

•	“Exchange Ratio” means that number of shares of UCBH common stock as shall be obtained by dividing the Deal Value Per Share by the Average Closing Price, rounded to the nearest one-ten-thousandth (1/10,000).

•	“Per Share Cash Consideration” means that amount of cash equal to the Deal Value Per Share.
     Each share of UCB common stock outstanding immediately prior to the consummation of the Merger will remain outstanding and will not be converted or otherwise affected by the Merger, and such shares will thereafter constitute all of the issued and outstanding shares of UCB, the surviving corporation in the Merger.

     Consummation of the Merger is subject to the satisfaction or waiver of various closing conditions, including, among others, (i) receipt of the approval of the Merger Agreement by two-thirds (2/3) of GEB’s stockholders; (ii) holders of not more than five (5%) percent of the outstanding shares of capital stock of GEB having perfected dissenter’s rights under New York law; (iii) receipt of the requisite regulatory approvals from the Board of Governors of the Federal Reserve System and other federal and state regulatory authorities; (iv) the net worth of GEB being not less than a certain amount, excluding certain considerations, which amount will increase each month beginning in January 2005; (v) the non-interest bearing core deposits with GEB and all core accounts with GEB not being less than certain balances; and (vi) receipt of tax opinions as to the tax treatment of the Merger.
     Further, the Merger Agreement may be terminated or renegotiated for various reasons prior to the consummation of the Merger, including but not limited to a substantial change in the market value of the UCBH common stock in relation to the market value of a defined group of specified financial institutions as a whole, unless UCBH agrees to increase the amount of total consideration paid in connection with the Merger. Similarly, UCBH may terminate the Merger Agreement for various reasons prior to the consummation of the Merger.
     If either GEB or UCBH terminates the Merger Agreement upon certain conditions, such party shall pay a “break-up fee” to the other.
     The news release issued jointly by UCBH and GEB announcing the Merger is included as Exhibit 99.1 hereto and is incorporated herein by reference.
ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS
(c)      Exhibits
          The following exhibit is included with this Report:

Exhibit Number	Description
99.1	Press release of October 13, 2005, announcing the acquisition of Great Eastern Bank

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2005	By:	/s/ Dennis Wu
Dennis Wu
Executive Vice President and Chief Financial Officer